Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.   20549-7561

Dear Sirs/Madams:

I have read Aim Smart Corporation’s statements included under Item 4.01 of its Form 8-K dated July 21, 2008, which was filed with the Securities and Exchange Commission, and I agree with such statements as they pertain to my Firm.

Yours truly,

/s/ Michael F. Cronin, CPA
Orlando, Florida